EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting method for goodwill and intangible assets) relating to the financial statements and financial statement schedule of Mindspeed Technologies, Inc. appearing in the Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the year ended September 30, 2004 and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
April 25, 2005